Exhibit 99.1

Contacts:

Media Contact	Investor Contact

David Grip	Brian Denyeau

AspenTech	ICR

+1 781-221-5273	+1 646-277-1251

david.grip@aspentech.com	brian.denyeau@icrinc.com

AspenTech Announces Accelerated Share Repurchase Program

BEDFORD, Mass - August 30, 2016 - Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software and services to the process industries, today announced that it has entered into an accelerated share repurchase (“ASR”) agreement with J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”) to repurchase $100 million of AspenTech common stock.

Under the terms of the ASR agreement, AspenTech will pay $100 million to JPMorgan and will receive an initial delivery of approximately 1.75 million shares of AspenTech common stock, based on current market prices. The final number of shares to be repurchased will be based on the average of the daily volume-weighted average share price of AspenTech’s common stock during the term of the ASR, minus a discount. The final settlement of the transactions under the new ASR agreement is expected to take place in the second fiscal quarter 2017.

The ASR agreement is being executed as part of a stock repurchase program that was authorized previously by AspenTech’s Board of Directors and had approximately $521 million of funding remaining as of June 30, 2016. The ASR agreement is part of AspenTech’s intended repurchase of $400 million worth of stock during the fiscal year ending June 30, 2017, based on market conditions and business outlook.

About AspenTech
AspenTech is a leading supplier of software that optimizes process manufacturing - for energy, chemicals, pharmaceuticals, engineering and construction, and other industries that manufacture and produce products from a chemical process. With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations. As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient. To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

© 2016 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved. All other trademarks are property of their respective owners.